Exhibit 99.1

United States Postal Service Awards Spartan Motors’ Utilimaster

Prototype Contract for Next Generation Delivery Vehicle Program

CHARLOTTE, Mich., September 21, 2016 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), a global leader in specialty chassis and vehicle design, manufacturing and assembly, today announced that its Spartan Fleet Vehicles and Services (FVS) business unit — which encompasses the Utilimaster go-to-market brand—received an award from the United States Postal Service (USPS) to build fully functional prototypes for the Next Generation Delivery Vehicle (NGDV) Program. The NGDV Program is a part of the Postal Service’s test and evaluation process undertaken as part of its plans to replace its aging delivery fleet.

Utilimaster was one of six vehicle manufacturers selected to receive the prototype award as part of a comprehensive USPS Request for Proposal (RFP) process. Utilimaster has previously supplied the USPS with mail route delivery vehicles and is recognized as a leader in fleet vehicle design and production.

“We are pleased to be among a select group of vehicle makers to win the USPS prototype award, further validating our focus on and investments in engineering, forward-looking technology and world-class manufacturing,” said Daryl Adams, President and Chief Executive Officer of Spartan Motors. “We are approaching this opportunity with the goal of providing the USPS with both improved performance, operating efficiency, and improved cost effectiveness. We expect our NGDV protoypes will incorporate new technologies to better accommodate a diverse mail and package mix, enhance safety, improve service and reduce emissions. With our proprietary R&D process and manufacturing know-how, our vehicles and upfits will be customized to align with the USPS’ universal service mandate to deliver the mail almost every day to every address.”

The USPS awarded $3.6 million to Spartan for the working prototypes, which are to be delivered no later than Sept. 16, 2017, one year from the prototype award. The USPS has indicated they will test prototypes for a six-month period. Production requirements and future vehicle replacement award(s) will be determined by the Postal Service after NGDV Prototype testing.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light/medium duty truck: Class 3, 4 and 5) markets. The Company's brand names - Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, and Utilimaster®, a Spartan Motors Company - are known for quality, durability, performance, customer service and first-to-market innovation. The Company employs approximately 1,800 associates at facilities in Michigan, Pennsylvania, South Dakota and Indiana. Spartan reported sales of $550 million in 2015. Visit Spartan Motors at www.spartanmotors.com.

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CONTACT:

Samara Hamilton	Juris Pagrabs
Corporate Director of Marketing	Treasurer & Director of Investor Relations
Spartan Motors, Inc.	Spartan Motors, Inc.
(517) 997-3860	(517) 997-3862